Exhibit 10.2

AMENDED AND RESTATED DC SERP FOR DESIGNATED EXECUTIVES OF DOMTAR CORPORATION & ITS AFFILIATES

Exhibit 10.2

TABLE OF CONTENTS

1.	Introduction	3
2.	Definitions	3
3.	Retirement	10
4.	Non-Vested Termination of Employment	10
5.	Vested Termination	10
6.	Death	10
7.	Disability	11
8.	Administration	11
9.	Funding	12
10.	Non-Alienation of Benefits	14
11.	Conflicts or Inconsistencies	14
12.	Amendments	14
13.	General Provisions	14
APPENDIX A		17
APPENDIX B		18
APPENDIX C		19

1. Introduction

1.1 The present document constitutes the DC SERP for Designated Executives of Domtar Corporation and Its Affiliates, as amended from time to time, hereinafter called the “DC SERP”.

1.2 The purpose of the DC SERP is to provide designated executives of the Company and its Affiliates with additional retirement benefits in excess of those that may be payable in accordance with the provisions of the Base Plans, as defined below.

1.3 The DC SERP original effective date is March 7, 2007.

1.4 On September 1, 2012, the DC SERP was amended and restated in order to allow designated employees transferred to Attends Healthcare Products, Inc. to continue participation in the DC SERP.

1.5 On July 30, 2013, the DC SERP was amended and restated in order to clarify the treatment of employees with service both in Canada and the U.S. and to clarify the treatment of employees no longer meeting the Member criteria.

1.6 On December 7, 2014, the DC SERP was amended and restated in order to exclude employees transferred to the DC SERP for Designated Executives of Domtar Personal Care.

1.7 On December 7, 2016, the DC SERP was amended and restated in order to provide funding for Members other than U.S. Taxpayers in the form of a Letter of Credit held in a retirement compensation arrangement, and to adopt claims procedures for U.S. Taxpayers.

1.8 On January 1, 2019, the DC SERP was amended and restated in order to reflect changes in the record-keeping arrangement and in the definition of Notional Return.

1.9 Effective as of January 1, 2025, the DC SERP is amended and restated in order to reflect updates to the ownership structure of Domtar and its Affiliates and the consolidation of the benefit programs of Domtar and certain of its Affiliates, including Resolute and Paper Excellence. The DC SERP is also amended on that date to reflect recent amendments to the provisions of the Canadian income tax legislation applicable to retirement compensation arrangements.

2. Definitions

2.1 Administrator: means such person or persons designated by the Board as provided in Section 8.

2.2 Affiliates: any entity included with the Company in a controlled group of corporations or trades or businesses under common control within the meaning of Code §414(b) or §414(c). For all purposes under the DC SERP, in applying Code §1563(a)(1), (2) and (3) for purposes of determining the Company’s Affiliates in applying Code §§414(b) and 414(c), the language “at least 80%” shall be applied as it appears in those sections, and in applying Treas. Reg. §1.414(c)-2 for purposes of determining trades or business (whether or not incorporated) that are under common control for purposes of Code §414(c), the language “at least 80%” shall be used as it appears in such regulation; provided, however, for purposes of determining a Separation from

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

Service under Section 2.25, “at least 50%” shall be substituted for “at least 80%” wherever applicable in Code §§414(b) and (c) and in Treas. Reg. §1.414(c)-2.

2.3 Annual Contribution Credit: for a given calendar year, and subject to Section 2.31,

(a) For a Member employed in Canada: the excess, if any, of ten percent (10%) of the Member’s Earnings during the calendar year over:

(i) For a member of the DC Option under the Base Canadian Pension Plan: Company’s or an Affiliate’s contribution to the Base Canadian Pension Plan with respect to the period of that calendar year as a Member of the DC SERP, assuming that the Member would have elected to contribute to the Base Canadian Pension Plan such amount that would result in the maximum Company or Affiliate contribution; and

(ii) For a member of the DB Option under the Base Canadian Pension Plan: the Pension Adjustment of the Member, reduced by the Member’s contribution to the DB Option of the Base Canadian Pension Plan, both with respect to the period of that calendar year as a Member of the DC SERP.

Notwithstanding the above, any such Members employed listed on Confidential Appendix B hereto shall have an Annual Contribution Credit equal to the excess of eleven percent (11%) of the Member’s Earnings during the calendar year over the amounts determined under Sections 2.2(a)(i) and (ii) above.

(b) For a Member employed in the United States: the excess, if any, of (i) ten percent (10%) of the Member’s Earnings during the calendar year in respect of the period of the calendar year that the individual is a Member of the DC SERP, over (ii) the sum of Company’s or an Affiliate’s contribution to the Base U.S. Savings Plan and of the credit to the Member for the calendar year under the Base U.S. Pension Plan, if any, in respect of the period of the calendar year that the individual is a Member of the DC SERP. For the purposes of this paragraph, a Member who is a U.S. Taxpayer is assumed to contribute to the Base U.S. Savings Plan such amount that would result in the maximum Company or Affiliate contribution.

Notwithstanding the above, any such Member who is listed on Confidential Appendix B hereto shall have an Annual Contribution Credit equal to the excess of eleven percent (11%) of the Member’s Earnings during the calendar year in respect of the period of the calendar year that the individual is a Member of the DC SERP over the amounts determined under Section 2.2(b)(ii) above.

Annual Contribution Credits are credited by the Company to the DC SERP Notional Account at the end of the calendar year for which they have been determined, or upon Separation from Service if earlier. The Annual Contribution Credit for the year shall only be determined with respect to the period of that calendar year throughout which the DC SERP Member meets the eligibility requirements as defined in Section 2.16.

Annual Contribution Credits are invested in Notional Investment Options in accordance with Section 2.15.

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

2.4 Base Canadian Pension Plan: any of the following plans: (a) the Domtar Pension Plan for Non-Negotiated Employees, (b) Régime de retraite à cotisations déterminées des employés non syndiqués de Produits Forestiers Résolu, (c) Catalyst Paper Corporation Retirement Plan for Salaried Employees, (d) Registered Pension Plan for Employees of Paper Excellence Canada Holdings Corporation and Participating Affiliates, (e) Régime complémentaire de retraite des employés non syndiqués de Fibrek, (f) Pension Plan for the Employees of Paper Excellence - Howe Sound Pulp and Paper Corporation, each as may be amended from time to time.

2.5 Base Plans: subject to Section 2.31,

(a) For a Member employed in Canada: the Base Canadian Pension Plan

(b) For a Member employed in the United States: the Base U.S. Pension Plan and the Base U.S. Savings Plan.

2.6 Base U.S. Pension Plan: the Domtar U.S. Pension Plan, as may be amended from time to time.

2.7 Base U.S. Savings Plan: the Domtar U.S. Salaried 401(k) Plan, as may be amended from time to time.

2.8 Board: the Board of Directors of the Corporation or its delegate. Any references in this DC SERP to the “Board” shall be deemed to refer to the Board or its delegate, as applicable.

2.9 Code: the Internal Revenue Code of 1986, as it may be amended from time to time, including applicable regulations for the specified section of the Code. Any reference herein to a section of the Code, including the applicable regulations, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

2.10 Company or Domtar: means Domtar Inc., and any successor or successors to all or substantially all of the Company’s assets or business.

2.11 Corporation: means Domtar Corporation and any successor or successors to all or substantially all of the Corporation’s assets or business.

2.12 DC SERP Notional Account: shall, at any date whatsoever, be the sum of the notional Annual Contribution Credits and of the Notional Returns in the name of the Member under the DC SERP.

2.13 Default: shall have the meaning given to it in the Trust Agreement.

2.14 Earnings: subject to Section 2.31,

(a) For a Member employed in Canada: Earnings as defined under the Base Canadian Pension Plan in respect of periods in which the executive is a Member of the DC SERP.

(b) For a Member employed in the United States: Compensation as defined under the Base U.S. Savings Plan in respect of periods in which the executive is a Member of the DC SERP; provided, however, that Earnings for purposes of this Plan shall also include any elective deferrals

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025 made by a Member into the Domtar Paper Company LLC Non-Qualified Deferred Compensation Plan, even though such amounts do not qualify as “Compensation” under the Base U.S. Savings Plan.

(c) For a Member with employment periods in Canada and the United States: with respect to an Annual Contribution Credit to be contributed or deemed contributed based on the Base Canadian Pension Plan, Earnings as defined under the Base Canadian Pension Plan, and with respect to an Annual Contribution Credit to be contributed or deemed contributed based on the Base U.S. Pension Plan or the Base U.S. Savings Plan, Compensation as defined under the Base U.S. Savings Plan.

Notwithstanding the above, Earnings for 2007 for executives who were promoted to salary level 26 or over before March 7, 2007 and who became Members on March 7, 2007 shall be equal to the amount that would have been determined above if the DC SERP had been in effect for the entire calendar year.

2.15 Management Board: a group of executives responsible for providing additional oversight and financial checks and balances for the Corporation as a whole, while leaving day-to-day operational decisions to the business and functional teams.

2.16 Member:

(a) For periods before January 1, 2025, any individual previously determined to be a Member of the SERP; and

(b) For periods from and after January 1, 2025, either (i) Senior Director level and above (grade levels 16 or above) of the Company or its Affiliates, or (ii) any other U.S. or Canadian key employee of the Company or its Affiliates as recommended by the Management Board or its designee.

Notwithstanding the above, an executive covered under a grandfathered SERP arrangement is not a Member of the DC SERP. For convenience, a list of such executives covered under a grandfathered SERP arrangement as of March 7, 2007 is included in the Appendix A. Transfer Member will cease to be a Member of the DC SERP as of his Transfer Date.

2.17 Notional Investment Options: unless not administratively feasible, the Company or its Affiliates shall provide the same notional investment options to Members as are provided under the Base Plans.

Beginning January 1, 2019, the Member’s DC SERP Notional Account shall be notionally invested by the Record-keeper in the notional investment option selected by the Member for the 2018 plan year. Thereafter, the Member may elect to change how the Member’s DC SERP Notional Account is notionally invested by the Record-keeper by making an election as to the proportional allocation between the Notional Investment Options made available by the Company, subject to the terms of the Record-keeping Agreements and any rules prescribed by the Company. Neither the Company nor its Affiliates shall not be responsible for the performance of the Notional Investment Options offered.

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

The Company reserves the right to change the Notional Investment Options offered under the DC SERP at any time, and from time to time, at its sole discretion.

A Member’s investment directions shall be made on-line, in writing, by phone or in such other manner as may be acceptable to the Company and the Record-keeper, and within the time frame prescribed by the Company. Such directions will continue to be in force until changed by the Member.

In the absence of direction provided by the Member or if the direction does not fully address the entirety of the Member’s DC SERP Notional Account, the balance of the Member’s DC SERP Notional Account shall, pending receipt of such direction, be notionally invested in the Notional Investment Option that is the same as the default fund under the applicable Base Plan.

2.18 Normal Retirement Date: with respect to a Member, the first day of the month coinciding with or immediately following the Member’s sixty-fifth (65th) birthday.

2.19 Notional Return: for a given calendar year prior to 2019, the Annual Credited Notional Return as defined in the DC SERP prior to the January 1, 2019 restatement.

For a given calendar year beginning on or after January 1, 2019, and subject to Section 2.31, for all Members, Notional Return means, with respect to each DC SERP Notional Account, the notional interest, notional dividends, notional gains or losses allocated to the DC SERP Notional Account during the year based on the Members’ notional investment options. Notional Returns will be allocated through the last day of the month preceding the month in which the value of the DC SERP Notional Account is paid.

Notional Returns will be net of all reasonable fees and expenses.

2.20 Pension Adjustment: shall mean the pension adjustment as defined under the Income Tax Act (Canada), for purposes of determining a deemed value to the DB Option of the Base Canadian Pension Plan.

2.21 Record-keeper: means a licensed annuity provider, a trust company or an investment management company, including any combination or successors thereof appointed by the Company to administer the DC SERP Notional Accounts.

2.22 Record-keeping Agreements: means any agreement or agreements now or hereafter executed between the Company and the Record-keeper for purposes of this DC SERP.

2.23 Refundable Tax: shall have the meaning given to it in the Trust Agreement.

2.24 Section 409A: section 409A of the Code and the rules, regulations and guidance promulgated thereunder.

2.25 Separation from Service: occurs (or a Member Separates from Service) when

(a) For a U.S. Taxpayer: the Member ceases to be employed by the Company or its Affiliates as a result of the Member’s death, retirement, or other termination of employment.

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

Whether a Separation from Service takes place is based on all the relevant facts and circumstances and determined in accordance with U.S. Treas. Reg. 1.409A-1(h)(1);

(b) For a Member other than a U.S. Taxpayer: the Member ceases to be employed by the Company or its Affiliates as a result of the Member’s death, retirement, or other termination of employment.

2.26 Trust Agreement: the agreement between the Company or its Affiliates and a Trustee, as may be entered into in accordance with Section 9 of the DC SERP.

2.27 Trust Fund: shall have the meaning given to it in the Trust Agreement.

2.28 Trustee: the trustee party to the Trust Agreement.

2.29 U.S. Taxpayer: a Member who

(a) Is a U.S. citizen; or

(b) Is a foreign national/U.S. permanent resident (“green card” holder); or

(c) Is a foreign national who meets the “substantial physical presence” test during an applicable calendar year; or

(d) Is a “dual status” individual and either:

(i) Who declares that he or she is a U.S. Taxpayer (under a), b), or c) above); or

(ii) Who the Company or its Affiliates determines is a U.S. Taxpayer (under a), b), or c) above).

(e) Is subject to U.S. federal income tax under the terms of the Canada-United States Tax Convention (1980) and the Protocols in effect thereunder, except to the extent the Member’s benefits under the Plan are otherwise excludable from Section 409A (such as by reason of the exception for certain limited deferrals for nonresident aliens under foreign plans); or

(f) Whose benefits under this DC SERP are otherwise subject to taxation in the U.S.

Notwithstanding the foreign Member’s declaration of U.S. Taxpayer status, and unless proven otherwise, if the Company’s payroll, human resources, or other records indicate that the Member is a U.S. Taxpayer, then the Member shall be deemed to be a U.S. Taxpayer for the purposes of the DC SERP.

2.30 For the purposes of the present document, the terms DB Option and DC Option shall have the meaning given to them in the Base Canadian Pension Plan.

2.31 For the purposes of the present document, unless otherwise determined by the Administrator in its sole discretion:

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

(a) If a Member has periods of employment in both Canada and the United States, then, except as expressly provided otherwise, the provisions of the present document with respect to Members employed in Canada shall apply with respect to such periods as the Member is employed in Canada and the provisions of the present document with respect to Members employed in the United States shall apply with respect to such periods as the Member is employed in the United States;

(b) A Member shall be considered to be employed in the country of the Member’s primary payroll location unless the Member and the Company or its applicable Affiliate agree otherwise;

(c) In no event shall a Member be deemed to be employed in two locations simultaneously;

(d) Except as provided in Section (e) below, a Member shall accrue an Annual Contribution Credit in a calendar year determined on the basis of the provisions applicable in respect of employment in the country of the Member’s primary payroll location at the commencement of the applicable calendar year; and

(e) In the event that a Member who is not a U.S. Taxpayer as of the commencement of the applicable calendar year and for the three years prior to that year (i) has periods of employment in both Canada and the United States during that year, (ii) accrues benefits in the Base Plans of the two countries during that year, (iii) is entitled to make an initial deferral election in that year under U.S. Treas. Reg. § 1.409A-2(c), and (iv) the actual aggregate Company or Affiliate contributions to the Base Plans of the two countries for the Member with respect to that year are greater than the maximum Company or Affiliate contribution that would have been made had the Member remained in the country of the Member’s primary payroll location at the commencement of that year, then that year’s Annual Contribution Credit for such Member shall be the excess, if any (such excess, the “Transition Contribution”), of (A) the sum of (i) ten (10%) (or eleven percent (11%) for a Member listed on Confidential Appendix B) of the Member’s Earnings from employment in Canada during the calendar year and (ii) ten percent (10%) (or eleven percent (11%) for a Member listed on Confidential Appendix B) of the Member’s Earnings from employment in the United States during the calendar year, over (B) the sum of (i) for a member of the DC Option under the Base Canadian Pension Plan: the Company’s or Affiliate’s contribution to the Base Canadian Pension Plan with respect to the period of that calendar year as a Member of the DC SERP while employed in Canada, (ii) for a member of the DB Option under the Base Canadian Pension Plan: the Pension Adjustment of the Member for the year with respect to the Company or its Affiliate, reduced by the Member’s contribution to the DB Option of the Base Canadian Pension Plan, both with respect to the period of that calendar year as a Member of the DC SERP while employed in Canada and (iii) the sum of Company’s or Affiliate’s contribution to the Base U.S. Savings Plan and of the credit to the Member for the calendar year under the Base U.S. Pension Plan, if any, with respect to the period of the calendar year as a Member of the DC SERP while employed in the United States. For the purposes of Section 2.14(c) and with respect to the applicable calendar year referred to in this Section 2.31(e), the Annual Contribution Credit deemed contributed for the year based on the Base Canadian Pension Plan shall equal the Applicable Canadian Percentage of the Transition Contribution and the Annual Contribution Credit deemed contributed for the year based on the Base U.S. Pension Plan and the Base U.S. Savings Plan shall equal the Applicable U.S. Percentage of the Transition

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

Contribution. For purposes of this Section 2.31, the “Applicable Canadian Percentage” shall mean the percentage obtained by dividing (i) the Company’s or Affiliate’s actual contributions to the Base Canadian Pension Plan for the Member in the applicable calendar year by (ii) the Company’s or Affiliate’s aggregate contributions to the Base Plans of the two countries for the Member in that year, and the “Applicable U.S. Percentage” shall mean the percentage obtained by dividing (i) the Company’s or Affiliate’s actual contributions to the Base U.S. Pension Plan and the Base U.S. Savings Plan for the Member in the applicable calendar year by (ii) the Company’s or Affiliate’s contributions to the Base Plans of the two countries for the Member in that year.

3. Retirement

A Member who Separates from Service on or after age 55, after completing two (2) years of service as a Member shall receive as soon as practicable from the Company or its Affiliate in accordance with the DC SERP, a lump sum payment equal to his DC SERP Notional Account. For a U.S. Taxpayer, such payment shall be made within 90 days following the six (6) month anniversary of the date of Separation from Service if any.

A Member, other than a U.S. Taxpayer, may instead irrevocably elect in writing, prior to the first payment of his benefits, to receive the payment of his DC SERP Notional Account over a period not exceeding 10 years in annual installments. The first payment is due upon his retirement date and is equal to his DC SERP Notional Account divided by the number of payments he has elected. Subsequent payments are made on each anniversary of the retirement of the Member in an amount equal to the remaining DC SERP Notional Account value as at the end of the month that is one month preceding the next anniversary, divided by the number of remaining payments he has elected. For more certainty, this paragraph does not apply to a U.S. Taxpayer.

4. Non-Vested Termination of Employment

A Member who Separates from Service, for a reason other than death, before completing two (2) years of service as a Member is not entitled to any benefit under the DC SERP; provided, however, that an employee who becomes a Member as of January 1, 2025 and who participated in the Resolute Forest Products DC Make-Up Program (for Salary Grades 29 and Above) immediately before January 1, 2025 shall be credited with years of service for periods of participation under that plan immediately before January 1, 2025. For the avoidance of doubt, any employee of Paper Excellence who becomes a Member as of January 1, 2025 shall not receive any credit for service with Paper Excellence prior to January 1, 2025.

5. Vested Termination

A Member who Separates from Service, for a reason other than death, prior to age 55 after completing two (2) years of service as a Member shall receive as soon as practicable from the Company or its Affiliate in accordance with the DC SERP, a lump sum payment equal to his DC SERP Notional Account. For a U.S. Taxpayer, such payment shall be made within 90 days following the six (6) month anniversary of the date of Separation from Service, if any.

6. Death

If a Member Separates from Service by reason of death, his estate shall receive from the Company or its Affiliate, in accordance with the DC SERP, a lump sum payment equal to his DC

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

SERP Notional Account. Any such payment shall be made within 90 days of the date of the Member’s death.

7. Disability

A Member who is considered disabled under the Base Plans, and who continues, on that basis, to accrue credited service, pension credits, or company contributions under such Base Plans, as the case may be, shall continue to accrue Annual Contribution Credits for the purposes of the DC SERP, on the basis of his salary rate at the time his disability began.

Benefits will only be paid from the DC SERP upon the Member’s actual Separation from Service, as described in Sections 3, 4, 5 or 6 above, as applicable.

8. Administration

8.1 Administration by Administrator. The Board will designate an Administrator and the DC SERP will be administered by the Administrator, or by any other person or group identified by such Administrator. Effective January 1, 2025, the Board designates the Company’s Pension Administration Committee as the Administrator of the DC SERP, which such designation may be rescinded or amended by the Board at any time in its discretion.

8.2 Rules and Regulations of Administrator. The Administrator shall have the authority to make such rules and regulations and to take such action as may be necessary to carry out the provisions of the DC SERP and will, subject to the provisions of the DC SERP, decide any questions arising in the administration, interpretation and application of the DC SERP, which decisions shall be conclusive and binding on all parties. The Administrator may allocate or delegate any part of its authority and duties as it deems expedient.

8.3 Powers of Administrator. In order to effectuate the purposes of the DC SERP, the Administrator shall have the power to construe the DC SERP and to make equitable adjustments for any mistakes or errors made in the administration of the DC SERP, and all such actions or determinations made by the Administrator in good faith shall be final and binding on the Members.

8.4 Duties of Administrator. The Administrator shall, in its sole discretion, as a part of its general duty to supervise and administer the DC SERP:

a) Determine all facts and maintain records with respect to Member, and by application of the facts so determined and any other facts deemed material, determine the amount, if any, of benefit payable under the DC SERP on behalf of a Member;

b) Make all determination with respect to, or provide the Record-keeper, if any, with guidance on, the making of payments, the amounts to be paid and the time or times when payments shall be made and benefit amounts payable under the DC SERP;

c) Comply (or transfer responsibility for compliance to the Record-keeper, Trustee or other paying agent, if any) with all applicable tax payment and withholding requirements related to the DC SERP;

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

d) Engage on behalf of all Members an independent qualified public accountant and an enrolled actuary, as applicable.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Administrator shall, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the DC SERP.

8.5 Information Required by Administrator. Each Member or beneficiary entitled to benefits under the DC SERP must file with the Administrator from time to time such Member’s or beneficiary’s post office address and each change of post office address. Any communication, statement, or notice addressed to any Member or beneficiary at the last post office address filed with the Administrator will be binding upon such person or entity for all purposes of the DC SERP. Each Member or beneficiary entitled to benefits under the DC SERP also shall furnish the Administrator with such documents, evidence, data, or information as the Administrator considers necessary or desirable for the purposes of administering the DC SERP. The Company’s records as to a Member’s period of employment, Separation from Service and the reason therefore, leave of absence, reemployment, and compensation will be conclusive on all Members and beneficiaries unless determined to the Administrator’s satisfaction to be incorrect.

8.6 Uniform Application of Rules. The Administrator shall administer the DC SERP on a reasonable basis. Any rules, procedures, or regulations established by the Administrator shall be applied uniformly to all persons similarly situated, unless otherwise provided by the DC SERP or if such action would not result in the effective administration of the DC SERP by the Administrator.

8.7 Service of Process. In the absence of any designation to the contrary by the Administrator, the Secretary of the Corporation is designated as the appropriate and exclusive agent for the receipt of service of process directed to the DC SERP in any legal proceeding, including arbitration, involving the DC SERP.

8.8 Determinations. Unless otherwise delegated by the DC SERP to the Board, the Administrator shall make such determinations as may be required from time to time in the administration of the DC SERP. Subject to the foregoing sentence, the Administrator shall have the sole discretion, authority and responsibility to interpret and construe this DC SERP document and to determine all factual and legal questions under the DC SERP, including but not limited to the entitlement of any persons to benefits and the amounts of their benefits. The Trustee, Record-keeper and other interested parties may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof nor be charged with any notice to the contrary.

9. Funding

This Section 9 does not apply to U.S. Taxpayers.

9.1 The Company shall arrange for the issuance of a new Letter of Credit, or the renewal of an existing Letter of Credit, in accordance with this Section 9, and in accordance with the Trust Agreement, in respect of benefits payable under the DC SERP on behalf of persons who were Members and were actively employed by the Company on the effective date of the Trust Agreement or who become Members thereafter, provided such persons or their survivors who are

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025 entitled to benefits under the DC SERP are not U.S. Taxpayers. On the effective date of the Trust Agreement, the DC SERP shall become a retirement compensation arrangement within the meaning of the Income Tax Act.

Coverage in respect of benefits under the DC SERP by the Letter of Credit shall cease once all benefits payable under the DC SERP on behalf of a person have been paid. Coverage in respect of benefits under the DC SERP by the Letter of Credit shall also cease with respect to all benefits when a Member becomes a U.S. Taxpayer.

The amount of the Letter of Credit shall be determined in accordance with an actuarial valuation performed in accordance with the Trust Agreement.

Coverage by the Letter of Credit for benefits payable under the DC SERP may be combined with coverage for benefits payable under the DB SERP for Management Committee Members of Domtar and the Supplementary Pension Plan for Designated Managers of Domtar Inc.

If an event of Default occurs, benefits covered by the Letter of Credit shall be settled in a lump sum amount and the 10 annual instalments option provided in Section 3 shall no longer apply. Subject to the terms of the Trust Agreement, the lump sum amount shall correspond to the DC SERP Notional Account if the Member had completed two years of service as a Member at the date of Default, and shall be nil otherwise.

9.2 Where a Letter of Credit is issued or renewed in accordance with this Section 9, the Company shall arrange with the issuer thereof to issue or renew, as the case may be, the Letter of Credit in the name of the Trustee, to be held by the Trustee as part of the Trust Fund.

9.3 To secure the issuance or renewal of a Letter of Credit, the Company shall contribute to the Trust Fund the amount that, after the withholding and payment of the Refundable Tax therefrom to the extent required by law, is required by the issuer of the Letter of Credit for the issuance or renewal of the Letter of Credit, as the case may be.

9.4 On or before the Renewal Date of a particular Letter of Credit held by the Trustee, the Company shall either:

(a) cause the issuer of the particular Letter of Credit to renew it on the same terms and conditions as applied before the renewal;

(b) substitute for the particular Letter of Credit another Letter of Credit on the same terms and conditions as the particular Letter of Credit; or

(c) contribute to the Trust Fund the face amount of the Letter of Credit or such other amount required in accordance with the last actuarial valuation report.

9.5 Where the Company does not comply with paragraph 9.4 or where there occurs a Default, the Trustee shall forthwith demand payment under the Letter of Credit.

9.6 In this Section 9,

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

“Letter of Credit” means an irrevocable, standby, unsecured letter of credit obtained from a Schedule 1 Canadian Bank or other lender with a term of one year which names the Trustee as beneficiary permitted to draw down (an amount up to the face amount) on the Letter of Credit on the occurrence of a Default or a failure by the Company to comply with paragraph 9.4;

“Renewal Date”, in relation to a Letter of Credit, means the date that is thirty (30) days before the Letter of Credit is to expire.

9.7 For more certainty, in the event that, for whatever reason, the assets of the Trust Fund are insufficient to settle in full the benefits payable under the DC SERP as and when they become due, notwithstanding any other provision of this Section 9, the Company shall remain responsible for the payment of such remaining benefits.

9.8 Nothing herein shall be interpreted as (i) limiting the right of the Company to claim a refund of Refundable Tax as contemplated under the Income Tax Act, or (ii) the authority of the Administrator to take such actions (including providing directions to the Trustee) as may be necessary or desirable to allow the Company to obtain such a refund.

10. Non-Alienation of Benefits

No benefit payable under the provisions of the DC SERP shall be in any manner capable of anticipation, surrender, commutation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor shall any such benefit be in any manner subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in any applicable legislation.

11. Conflicts or Inconsistencies

In the event of any conflict or inconsistency between the provisions of the DC SERP and the provisions of the Base Plans, the provisions of the DC SERP shall prevail.

12. Amendments

The Board reserves the right to amend or terminate the DC SERP at any time. Subject to Section 13.6, no change or termination shall adversely affect any benefits that have accrued up to the effective date of such change, which effective date shall not precede the date on which the change is communicated to the Member. Notwithstanding the foregoing, any amendment to this DC SERP which is the result of a change to the Base Plans shall take effect as of the same date as applicable in respect of the amendment to the Base Plans.

13. General Provisions

13.1 Currency

Notwithstanding anything to the contrary herein, all payments under the DC SERP shall be in Canadian currency for Members employed in Canada, and in U.S. currency for Members employed in the United States, in each case as of the last date of employment with the Company or its Affiliates. Any Annual Contribution Credit and any future Notional Returns on such Annual

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

Contribution Credit shall be in the currency of the applicable Base Plan used for the determination of such Annual Contribution Credit.

13.2 Withholding and reporting

All payments under the DC SERP are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to applicable legislation.

13.3 Interpretation

The DC SERP shall be interpreted, with respect to a Member, in accordance with the laws of the same jurisdiction as applicable for purposes of the Member’s employment agreement with the Company or its Affiliate, which is in force at the relevant time, or in the absence of an employment agreement, with the law of the Province of Québec for a Member employed in Canada, and with the law of the State of South Carolina for a Member employed in the United States.

13.4 Entire Agreement; Limited Effect of Restatement

Except to the extent expressly contemplated by the Administrator at the time of adoption of the DC SERP, the DC SERP supersedes and replaces any and all prior plans, agreements, arrangements or understandings between the Company, its Affiliates and the Member regarding any retirement benefits to be provided to the Member in excess of those that may be payable in accordance with the provisions of the Base Plans. Notwithstanding any provision of the DC SERP to the contrary, to the extent permitted by applicable law, this instrument shall not affect the availability, amount, form or method of payment of benefits being paid before the effective date hereof to any Member or former Member (or a beneficiary of either) in the DC SERP who is not an active Member on or after the effective date hereof, said availability, amount, form or method of payment of benefits, if any, to be determined in accordance with the applicable provisions of the DC SERP as in effect prior to the effective date hereof.

13.5 Severability

Should any of the provisions of the DC SERP and/or conditions be illegal or not enforceable, it or they shall be considered severable and the DC SERP and the remaining conditions shall remain in full force and effect and be binding upon the parties as though the said provision or provisions had never been included.

13.6 Enurement

The DC SERP shall enure to the benefit of and be binding upon the respective successors of the parties hereto, and the heirs, administrators and legal representatives of the Member.

13.7 Section 409A

The DC SERP is intended to be administered in compliance with Section 409A and each provision of the DC SERP shall be interpreted consistent with Section 409A. Neither the Company, its Affiliates nor any of their directors, officers or employees shall have any liability to a Member in the event Section 409A applies to any benefit paid or provided pursuant to the DC

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

SERP in a manner that results in adverse tax consequences for the Member or any of his or her beneficiaries or transferees. The Administrator may unilaterally amend, modify or terminate any benefit provided under the DC SERP if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

13.8 Claims Procedure The Administrator has adopted the claims procedures set forth in Appendix C hereto, in accordance with Department of Labor Regulations Section 2560.503-1.

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

APPENDIX A

Executives covered under a grandfathered SERP arrangement as at March 7, 2007

Steven Barker
Kevin Bélanger
Guy Boucher
Roger Brear
Gerald Gray
Timothy Houle
Gérard Lacombe
James Lenhoff
Martin Lorrion
Dominic Maiorino
Stewart Marcoux
Gildas Minville
Gilles Pharand
Raymond Royer
Louis Schiavone
Ross Stairs
Nicholas Willis

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

APPENDIX B

[CONFIDENTIAL]

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

APPENDIX C

Claims Procedures for Domtar DC SERP

(a) Claims for benefits. These claims procedures shall apply with respect to Members who are U.S. Taxpayers of the Domtar DC SERP for Designated Executives of Domtar Corporation and Its Affiliates (the “DC SERP”), in accordance with Department of Labor Regulations Section 2560.503-1.

(b) Initial claim review.

(i) Nondisability claims. All claims for benefits under the DC SERP, other than claims based on a disability, shall be submitted in writing to the Company’s Chief Human Resources Officer (the “CHRO”) or the CHRO’s designee (references herein to the CHRO shall include both the CHRO and the CHRO’s designee, if applicable). The CHRO shall review the claim when filed and advise the claimant as to whether the claim is approved or denied. If the claim is wholly or partially denied, the CHRO shall furnish a written or electronic denial within a reasonable period of time, but not later than 90 days after receipt of the claim by the DC SERP, unless the CHRO determines that special circumstances require an extension of time for processing the claim. If the CHRO determines that an extension of time for processing a claim is required, written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 90-day period, which shall indicate the special circumstances requiring an extension of time and the date by which the DC SERP expects to render a decision. In no event shall such extension exceed a period of 90 days from the end of such initial period.

(ii) Disability claims. All claims for benefits under the DC SERP that are based on a disability (as referred to in the DC SERP) shall be submitted in writing to the CHRO. The CHRO shall review the claim when filed and advise the claimant as to whether the claim is approved or denied. If the claim is wholly or partially denied, the CHRO shall, within a reasonable period of time, but no later than 45 days after receipt of the claim, notify the claimant in writing of the denial of the claim. This 45-day period may be extended up to 30 days if such an extension is necessary due to matters beyond the control of the DC SERP, and the claimant is notified, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the DC SERP expects to render a decision. If, prior to the end of the first 30-day extension period, the CHRO determines that, due to matters beyond the control of the DC SERP, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the CHRO notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the DC SERP expects to render a decision. In the case of any extension, the notice of extension also shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information. If the extension is due to the claimant’s failure to submit information necessary to decide the claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025 the claimant until the date on which the claimant responds to the request for additional information.

(c) Denial of claim.

(i) All claims. If the CHRO denies the claim for a benefit in whole or in part, the CHRO shall provide the claimant a written or electronic notice of the adverse benefit determination. The notification shall set forth, in a manner calculated to be understood by the claimant, (1) the specific reason or reasons for the adverse benefit determination; (2) reference to the specific DC SERP provisions on which the determination is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (4) a description of the DC SERP’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”) following an adverse benefit determination on review.

(ii) Disability claims only. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, the notice of the adverse benefit determination shall cite to the specific rule, guideline, protocol, or other similar criterion; or include a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request. If the adverse benefit determination was based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment, applying the terms of the DC SERP to the claimant’s medical circumstances, shall be provided free of charge, or the claimant may be informed that such explanation shall be provided free of charge upon request.

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025

(d) Appeal of adverse benefit determination.

(i) Nondisability determination. A claimant may appeal the denial of the claim to the Pension Administration Committee (the “PAC”) or its designee within 60 days after receipt of the adverse benefit determination (references herein to the PAC shall include both the PAC and its designee, if appliable).

(ii) Disability determination. If the claim for a disability benefit is denied in full or in part, the claimant shall have the right to appeal the decision to the PAC within 180 days after receipt of the adverse benefit determination.

(iii) All determination appeals. The appeal shall be in writing addressed to the PAC and shall state the reason why the PAC should grant the appeal. The claimant may submit written comments, documents, records, and other information relating to his claim for benefits. Upon request, the claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his claim.

(e) Review of appealed claim.

(i) All claims. The PAC shall conduct a full and fair review of the claim that takes into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial benefit determination and shall be conducted by one or more individuals who are neither those who made the adverse benefit determination that is the subject of the appeal, nor the subordinates of such individuals.

(ii) Disability claims only. If the initial claim was denied in whole or in part due to a medical judgment, the PAC shall consult a healthcare professional who has appropriate training and experience in the field of medicine relating to the claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of any healthcare professional who was consulted as part of the initial denial. The CHRO shall identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision.

(f) Timing of review on appeal.

(i) Nondisability claims. The PAC shall notify the claimant of the determination on review within a reasonable period of time, but not later than 60 days after receipt of the appeal unless the PAC determines that special circumstances require an extension of time for processing the claim. If the PAC determines that an extension of time for processing is required, the PAC shall notify the claimant in writing prior to the termination of the initial 60-day period, indicating the special circumstances that require an extension of time and the date the DC SERP expects to render a determination on appeal. In no event shall such extension exceed a period of 60 days from the end of such initial period. If such an extension of time for review is required because of special circumstances, the PAC shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The PAC shall notify the claimant, in

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025 accordance with paragraph (vi) below, of the benefit determination as soon as possible, but not later than 5 days after the benefit determination is made.

(ii) Disability claims. The PAC shall notify the claimant of the determination on review within a reasonable period of time, but not later than 45 days after receipt of the request for review, unless the PAC determines that special circumstances require an extension of time for processing the claim. If the PAC determines that an extension of time for processing is required, the PAC shall notify the claimant in writing prior to the termination of the initial 45-day period, indicating the special circumstances that require an extension of time and the date the DC SERP expects to render a determination on appeal. In no event shall such extension exceed a period of 45 days from the end of such initial period.

(iii) All claims. If the extension under paragraph (v)(1) or (v)(2) is due to the claimant’s failure to submit information necessary to decide the claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(g) Denial on appeal.

(i) All claims. If the PAC denies the claim on appeal, it shall furnish the claimant a written or electronic adverse benefit determination, stating the reasons for the denial in a manner calculated to be understood by the claimant, and shall make specific references to the pertinent DC SERP provisions on which the benefit determination is based. The notification of the benefit determination also shall include a statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and to bring a civil action under section 502(a) of ERISA. The CHRO shall have complete discretion in deciding an initial claim for benefits, and the PAC shall have complete discretion as to whether any such claim shall be allowed or denied on appeal. The PAC’s decision upon appeal, or the CHRO’s initial decision if no appeal is taken, shall be final, conclusive and binding on all parties.

(ii) Disability claims only. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, notice shall cite to the specific rule, guideline, protocol, or other similar criterion shall be provided free of charge, or the claimant may be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request. If the adverse benefit determination was based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment, applying the terms of the DC SERP to the claimant’s medical circumstances, shall be provided free of charge, or the claimant may be informed that such explanation shall be provided free of charge upon request.

(h) Relevant documents and records. For purposes of these claim procedures, a document, record or other information is “relevant” if it: (i) was relied on in making the claim decision; (ii) was submitted, considered or generated in making the decision; or (iii) demonstrates compliance with the DC SERP’s procedural and administrative safeguards. In the case of a disability claim for benefits, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information constitutes a statement of

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025 policy or guidance with respect to the DC SERP concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

(i) Deadline to File Claim. To be considered timely under the DC SERP’s claim and review procedure, a claim must be filed with the Administrator within one (1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

(j) Exhaustion of Administrative Remedies. The exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under the DC SERP. As to such claims and disputes:

(i) No claimant shall be permitted to commence any legal action to recover DC SERP benefits or to enforce or clarify rights under the Plan under section 502 or section 510 of ERISA or under any other provision of law, whether or not statutory, until the claim and review procedure set forth herein have been exhausted in their entirety; and

(ii) In any such legal action all explicit and all implicit determinations by the PAC (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

(k) Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under section 502 or section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the U.S. District Court in the state of South Carolina that is nearest to Fort Mill, South Carolina, which is where this Plan is administered, before the earlier of:

(i) Thirty (30) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(ii) Six (6) months after the claimant has exhausted the claim and review procedure.

DC SERP for Designated Executives of Domtar Corporation and Its Affiliates

As in effect on March 7, 2007, amended and restated on September 1, 2012, July 30, 2013, December 7, 2014, December 7, 2016, January 1, 2019, and further amended and restated as of January 1, 2025